Exhibit 23.1
LETTER OF CONSENT
TO:   Ivanhoe Energy Inc.
Dear Sir:
We hereby consent to the inclusion of the Form 10-K of Ivanhoe Energy Inc. for 2006, of our report dated January 26, 2007 on oil and gas reserves of Ivanhoe Energy Inc. and its subsidiaries.
Yours very truly,
GLJ PETROLEUM CONSULTANTS LTD.
“ORIGINALLY SIGNED BY”
Bryan M. Joa, P. Eng.
Vice-President
Dated: February 14, 2007
Calgary, Alberta
CANADA